EXCLUSIVE OPTION AGREEMENT

BETWEEN

BRS (TIANJIN) INVESTMENT MANAGE CO., LTD.

AND

WANG GANGYI

HUANG MIA0

YANG CHANGRUI

WALKER RESOURCES RECYCLING CO., LTD.

December 2010
TIANJlN, CHINA

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (the "Agreement") is entered into as of December 15, 2010, by and between the following Parties in Tianjin.

Party A.                         BRS (Tianjin) Investment Manage Co., Ltd.

Party B:

1. WANG Gangyi
A citizen of PRC, Identity Card Number: 220102196211043315
2. HUANG Miao
A citizen of PRC, Identity Card Number: 120102197802033160
3. YANG Changrui
A citizen of PRC, Identity Card Number: 12010419360916215X

Party C: Walker Resources Recycling Co., Ltd.
Legal Representative: WANG Gangyi
Registered Address: B319 Chuangyi Center, Private Enterprise Economy Demonstration Base, Binhai District, Tianjin City.

In this Agreement, Party A, Party B, Party C are called collectively as the "Parties" and each of them is called as the "Party".

WHEREAS:

1. Party A is a wholly foreign-owned enterprise incorporated under the laws of the People's Republic of China (the "PRC");

2. Party C is a limited liability company incorporated under the laws of the PRC;

3. As of the date of this Agreement, Party B are shareholders of Walker Resources Recycling Co., Ltd. (hereinafter referred to as "Opco") and collectively legally hold all of the share equity of Opco.

NOW, THEREFORE, the Parties through mutual consultation hereby enter into this Agreement according to the following terms and conditions:

1.	THE GRANT AND EXERCISE OF PURCHASE OPTION

1.1
Grant: Party B hereby grant Party A an irrevocable exclusive purchase option to purchase all or part of the share equity of Opco, currently owned by any of Party B; Opco further hereby grant Party A an irrevocable exclusive purchase option to purchase all or part of the assets and business of Opco, in each case in accordance with Article 1.3 of this Agreement (the "Option"). The aforesaid purchase options are irrevocable and shall be exercised only by Party A (or the qualified persons appointed by Party A). The term "person" used herein shall include any entity, corporation, partnership, joint venture and non-corporate organizations.

1.2	Exercise Procedures:

1.2.1 Party A shall notify Party B in writing prior to exercising its option (the "Option Notice" hereinafter).

1.2.2 The next day upon receipt of the Option Notice, Party B and Opco, together with party A (or the qualified person appointed by Party A), shall promptly compile a whole set of documents (the "Transfer Documents") to be submitted to the government bodies for approving the share equity or assets and business transfer in connection with the Option exercise so that the share equity or assets and business can be transferred, in whole or in Part.

1.2.3 Upon the completion of the compilation of all the Transfer Documents and the Transfer Documents being confirmed by Party A, Party B and Opco shall promptly and unconditionally obtain, together with Party A (or the qualified person appointed by Party A), all approvals, permissions, registrations, documents and other necessary approvals to effectuate the transfer of the share equity and remaining assets and business of Opco in connection with the Option exercise.

1.3
Exercise Condition: Party A may immediately exercise the option of acquiring the share equity or remaining assets and business of Opco whenever Party A considers it necessary to acquire Opco and it is doable in accordance with PRC laws and regulations.

2.	PRICE OF ACQUISITION

2.1
The total Transfer Price shall be the minimum price permitted under the PRC Law then applicable. All Transfer Price received by Party B shall be refunded to Party A or Opco at no consideration. Refund of the Transfer Price shall be made by Party B by an appropriate manner decided by Party A. Transfer Price means all the considerations which Party A or its designated entity or individual is obliged to pay to Party B or the Opco for the Option in each exercise.

2.2	Party A has the discretion to decide the time and arrangement of the acquisition, provided that the acquisition will not violate any PRC laws or regulations then in effect.

3.	REPRESENTATIONS AND WARRANTIES

3.1
Each party hereto represents to the other Parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; (2) Party B warrant, represent and guarantee that this Agreement shall be in compliance with any and all applicable PRC laws and shall indemnify, defend and hold harmless Party A and Opco for all fines, penalties, damages or claims sustained by Party A or Opco arising out of Party B's violation of this section; and (3) the execution or performance of this Agreement shall not violate any contract or agreement to which it is a party or by which it or its assets are bounded.

3.2
Party B and Opco hereto represent to Party A that, except as disclosed to PartyA: With respect to the share equity held by Party B in Opco, (1) Party B are legally registered shareholders of Opco and have paid Opco the full amount of their respective portions of Opco's registered capital required under the PRC laws; (2) except Pledge of Share Equity Agreement, signed by and between Party B and Party A on December 15, 2010, in Tianjin, none of Party B, has mortgaged or pledged its share equity of Opco, nor has either of them granted any security interest or borrow against its share equity of Opco in any form; and (3) none of Party B has sold or will sell to any third party its share equity in Opco.

With respect to the assets of Opco which may be transferred to Party A at Party A's option hereunder, except as disclosed to Party A: (1) Opco owns all such assets and has not mortgaged or pledged or otherwise encumber such assets; and (2) Opco has not sold or will sell to any third party such assets.

3.3
Opco hereto represents to Party A that: (1) it is a limited liability company duly registered and validly existing under the PRC law; and (2) its business operations are in compliance with applicable laws of the PRC in all material aspects.

4.	COVENANTS

The Parties further agree as follows:

4.1	Before Party A has acquired all the share equity/assets and business of Opco by exercising the purchase option provided hereunder, Opco shall not:

4.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed upon by Party A in writing);

4.1.2 enter into any transaction which may materially affect its assets, liability, operation, shareholders' share equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed upon by Party A in writing); and

4.1.3 distribute any dividend to its shareholders in any manner.

4.2	Before PartyA has acquired all the share equity/assets/business of Opco by exercising the purchase option provided hereunder, Party B and Party C shall not:

4.2.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of the share equity held by them in Opco, except for the pledge of such share equity made according to the Share Equity Pledge Agreement, signed by and between Party B and Party A on December 15, 2010, in Tianjin.

4.3	Before Party A has acquired all the share equity/assets/Business of Opco by exercising the purchase option provided hereunder, Party B and/or Opco shall not individually or collectively:

4.3.1 supplement, alter or amend the articles of association of Opco in any manner to the extent that such supplement, alteration or amendment may have a material effect on Opco's assets, liability, operation, shareholders' share equity or other legal rights;

4.3.2 cause Opco to enter into any transaction to the extent such transaction may have a material effect on Opco's assets, liability, operation, shareholders' share equity or other legal rights (unless such transaction is relating to Opco's daily operation or has been disclosed to and agreed upon by Party A in writing); and

4.4	Party B shall entrust Party A to manage Opco in accordance with Entrusted Management Agreement, signed by and between Party B, Opco and PartyA on December 15, 2010, in Tianjin.

4.5	Non Competition:

When Party A exercises the Option, each of Party B and Opco irrevocably and unconditionally agree and undertake to Party A that it will not without the prior written consent of Party A:

a. be directly or indirectly engaged or concerned (whether as an employee, agent, independent contractor, consultant, advisor or otherwise) in the conduct of any business competing with Party A's Business (the "Business");

b. carry on for his/its own account either alone or in partnership or be concerned as a director or shareholder in any company engaged in any business competing with the Business;

c. assist any person, firm or company with technical advice or assistance in relation to any business competing with the Business;

d. solicit or entice away or attempt to solicit or entice away the custom of any person, firm, company or organization who shall at any time have been a customer, client, distributor or agent of Party A or in the habit of dealing with Party A;

e. solicit or entice away or attempt to solicit or entice away from Party A any person who is an officer, manager or employee of Party A whether or not such person would commit a breach of his contract of employment by reason of leaving Party A;

f. in relation to any trade,, business or company, use any name in such a way as to be capable of or likely to be confused with the name of Party A and shall use all reasonable endeavors to procure that no such name shall be used by any other person, firm or company;

g. otherwise be interested, directly or indirectly, in any business competing with the Business.

5.	ASSIGNMENT OF AGREEMENT

5.1	Party B and Opco shall not transfer their rights and obligations under this Agreement to any third party without the prior written consent of Party A.

5.2
Each of Party B and Opco hereby agrees that Party A shall have the right to transfer all of its rights and obligation under this Agreement to any third party whenever it desires. Any such transfer shall only be subject to a written notice sent to Party B and Opco by PartyA, and no any further  consent from Party B and Opco will be required.

6.	CONFIDENTIALITY

The Parties acknowledge and confirm that any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

6.1	The materials are known or will be known by the public (except for any materials disclosed to the public by the Party who receives such materials);

6.2	The materials are required to be disclosed under the applicable laws or the rules or provisions of stock exchange; or

6.3
The materials disclosed by each Party to its legal or financial consultant relate to the transaction contemplated under this Agreement, and such legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by an employee of any Party shall be deemed disclosure of such materials by such Party, and such Party shall be liable for breaching the contract. This Article 6 shall survive even if this Agreement is invalid, amended, revoked, terminated or unenforceable by any reason.

7.	BREACH OF CONTRACT

Any violation of any provision hereof, any incomplete or mistaken performance of any obligation provided hereunder, any misrepresentation made hereunder, any material nondisclosure or omission of any material fact, or any failure to perform any covenants provided hereunder by any Party shall constitute a breach of this Agreement. The breaching Party shall be liable for any such breach pursuant to the applicable laws.

8.	APPLICABLE LAW AND DISPUTE RESOLUTION

8.1 Applicable Law

The execution, validity, interpretation and performance of this Agreement and the disputes resolution under this Agreement shall be governed by the laws of PRC.

8.2 Dispute Resolution

The Parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC") in Beijing in accordance with its rules. The arbitration shall take place in Beijing. The arbitration award shall be final, conclusive and binding upon both Parties.

9.	EFFECTIVENESS AND TERMINATION

9.1	This Agreement shall be effective upon the execution hereof by all Parties hereto and shall remain effective thereafter.

9.2	This Agreement may not be terminated except that Party A may, by giving thirty days prior notice to the other Parties hereto, terminate this Agreement.

10.	MISCELLANEOUS

10.1 Amendment, Modification and Supplement
Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement duly executed by each Party shall be deemed an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.2 Entire Agreement
The Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous agreements and understandings in oral or written form.

10.3 Severability
Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof. The Parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

10.4 Headings
The headings contained in this Agreement are for the convenience of reference only and shall not in any other way affect the interpretation, explanation or the meaning of the provisions of this Agreement.

10.5 Language and Copies
This Agreement is written in Chinese and English and both the English version and Chinese version shall have the same effect. This Agreement is executed in 5 copies for each version; each Party holds one and each original copy has the same legal effect.

10.6 Successor

This Agreement shall bind and benefit the successor or the transferee of each Party.

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IN WITNESS HEREOF, the Parties hereof have caused this Agreement to be executed as of the date first written above.